Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the Global Employee Share Purchase Plan, the Long Term Incentive Plan 2014, the Shell Provident Fund and the Shell Share Plan 2023 of Shell plc of our reports dated July 2, 2025, with respect to the consolidated financial statements of Shell plc and the effectiveness of internal control over financial reporting of Shell plc included in its Annual Report on Form 20-F/A for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
December 12, 2025